Exhibit 99.1

CONCURRENT ENTERS DEFINITIVE AGREEMENT TO SELL CONTENT DELIVERY & STORAGE BUSINESS TO VECIMA NETWORKS FOR $29 MILLION

Proposed Transaction Expected to Result in Debt Free Balance Sheet with $67 Million in Pro Forma Working Capital

Atlanta, GA, October 16, 2017---Concurrent Computer Corporation (NASDAQ:CCUR) has entered into a definitive agreement to sell all of the assets of its Content Delivery & Storage Business to Vecima Networks Inc. (TSX:VCM) for a base purchase price of $29 million, subject to adjustment for normalized net working capital. Headquartered in Victoria, British Columbia, Vecima is a leading designer and manufacturer of innovative network technology solutions. The proposed transaction, which has been approved by the Board of Directors of both companies, is subject to various terms and conditions including stockholder approval from Concurrent.

“Vecima believes that the rapid growth in IPTV delivery across both MVPD private CDNs and OTT providers will continue to accelerate.  Concurrent is a recognized leader in storing, protecting, transforming and delivering media assets.  Adding their solutions to our industry leading broadband internet access platforms, will allow us to deliver an end to end, massively scalable video and data solution to the market,” said Sumit Kumar, President & CEO of Vecima Networks. “We are also thrilled to have Concurrent’s strong and highly skilled team join the Vecima family, enhancing our position as a leading vendor to our collective base of Tier 1 service provider customers,” added Mr. Kumar.

“At closing, we anticipate that Concurrent will have a debt free balance sheet with approximately $67 million in pro forma working capital and substantial retained tax assets.” said Derek Elder, President & CEO of Concurrent. “The Board of Directors has established an investment committee to evaluate options to maximize the value of the Company’s remaining assets, which, following the closing of the Vecima transaction, will consist primarily of cash and cash equivalents and the Company’s remaining net operating loss carryforwards under federal, state, and foreign tax laws.”

Concurrent expects to file a preliminary proxy statement with the U.S. Securities & Exchange Commission within 30 days.

Certain Concurrent stockholders have entered into voting agreements to vote in favor of the proposed transaction. The shares of Concurrent common stock currently owned by these supporting stockholders represent, in the aggregate, approximately 17% of the issued and outstanding shares of Concurrent common stock.

Needham & Company, LLC served as exclusive financial advisor to Concurrent for this transaction.

About Vecima Networks

Vecima Networks Inc. (TSX:VCM) is a globally recognized leader in creating breakthrough technology solutions that empower network service providers to connect people and enterprises to information and entertainment worldwide. Vecima products for the cable industry allow service providers a cost-effective Last Mile Solution® for both video and broadband access, especially in the demanding business services market segment. Vecima also provides fleet managers the key information and analytics they require to optimally manage their business under the Contigo, Nero Global Tracking, and FleetLynx brands. More information is available at www.vecima.com.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global software and solutions company that develops applications focused on storing, protecting, transforming and delivering high value media assets. We serve industries and customers that demand uncompromising performance, reliability and flexibility to gain a competitive edge, drive meaningful growth and confidently deliver best-in-class solutions that enrich the lives of millions of people around the world every day. Offices are located in North America, Europe and Asia. Visit www.concurrent.com for further information and follow us on Twitter: www.twitter.com/Concurrent_CCUR.

Certain statements in this communication constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “see,” “continue,” “could,” “can,” “may,” “will,” “likely,” “depend,” “should,” “would,” “plan,” “predict,” “target,” and similar expressions, and may include references to assumptions and relate to Concurrent’s future prospects, developments and business strategies. Except for the historical information contained herein, the matters discussed in this communication are forward-looking statements that involve risks and uncertainties that may cause Concurrent’s actual results to be materially different from such forward-looking statements and could materially adversely affect its business, financial condition, operating results and cash flows. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement; the failure to obtain the approval of Concurrent’s stockholders or required third party consents or the failure to satisfy any of the other closing conditions to the Asset Purchase Agreement; potential disruption of management’s attention from Concurrent’s ongoing business operations due to the transaction; the effect of the announcement of the Asset Purchase Agreement on the ability of Concurrent to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; general business conditions; changes in overall economic conditions that impact consumer spending; the impact of competition; and other factors which are often beyond the control of Concurrent, as well other risks listed in Concurrent’s Form 10-K filed September 20, 2017 with the Securities and Exchange Commission and risks and uncertainties not presently known to Concurrent or that Concurrent currently deems immaterial. Concurrent wishes to caution you that you should not place undue reliance on such forward-looking statements, which speak only as of the date on which they were made. Concurrent does not undertake any obligation to update forward-looking statements, except as required by law.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Concurrent will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, CONCURRENT’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Concurrent files with the SEC (when available) from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/. In addition, the proxy statement and other documents filed by Concurrent with the SEC (when available) may be obtained from Concurrent free of charge by directing a written request to Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096. Phone: (678) 258-4000.

Media Relations:

Sandra Dover

(678) 258-4112

Sandra.dover@concurrent.com

Investor Relations:

Doug Sherk

(415) 652-9100

dsherk@evcgroup.com

Certain Participants in the Solicitation

Derek Elder, director and Chief Executive Officer, Warren Sutherland, Chief Financial Officer, and certain other directors and officers of Concurrent, are or may be deemed participants in Concurrent’s solicitation. Other than Mr. Elder, none of such participants owns in excess of 1% of Concurrent’s common stock. Mr. Elder may be deemed to own approximately 2.3% of Concurrent’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the transaction. Information relating to the foregoing can also be found in Concurrent’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (the “2017 Proxy Statement”), which was filed with the SEC on October 2, 2017. To the extent that holdings of Concurrent’s securities have changed since the amounts printed in the 2017 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/.